Exhibit 10.4

FIRST AMENDMENT TO LEASE
(Extension of Term)

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is dated as of June 30, 2009, by and between TAPO CANYON WAREHOUSE, INC., a Delaware corporation (“Landlord”), and QUALSTAR CORPORATION, a California corporation (“Tenant”).

RECITALS

A.            Strategic Performance Fund – II, Inc. (“SPF”) and Tenant entered into that certain Lease (Multi-Tenant) dated September 20, 2000 (the “Lease”), for certain premises consisting of approximately 56,845 square feet (the “Premises”) in the building located at 3990-B Heritage Oaks Court, Simi Valley, California (the “Building”), which is part of that certain industrial complex known as Tapo Canyon Business Park (the “Project”).  Landlord has succeeded to the interest of SPF as “Landlord” under the Lease.

B.             The Term of the Lease is scheduled to expire on January 9, 2011.

C.             Capitalized terms used but not defined herein shall have the meanings attributed to them in the Lease.

D.             Landlord and Tenant presently desire to amend the Lease to extend the Term of the Lease, as more fully set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.              Extension of Term; Options to Renew.

(a)            Extension of Term.  The Term of the Lease is hereby extended so that the expiration date of the Lease shall be December 31, 2015.  The period commencing on April 1, 2009 and ending on December 31, 2015 is hereinafter referred to as the “Extension Term”.

(b)            Options to Renew.  Section 39 (Options) of the Lease is hereby deleted in its entirety and shall be of no further force or effect. Tenant shall be permitted to extend the Term of the Lease in accordance with the terms of Exhibit D attached hereto.

2.              Rent.

(a)            Base Rent.  Notwithstanding anything to the contrary set forth in the Lease, commencing on April 1, 2009 and thereafter on or before the first day of each calendar month during the Extension Term, in addition to additional rent as provided in the Lease, as amended by this Amendment, Tenant shall pay to Landlord Base Rent, in the manner provided in the Lease, in the following amounts:

For the Period	Monthly Base Rent

04/1/09 – 03/31/10	$38,086.15
04/1/10 – 03/31/11	$39,228.73
04/1/11 – 03/31/12	$40,405.60
04/1/12 – 03/31/13	$41,617.76
04/1/13 – 03/31/14	$42,866.30
04/1/14 – 03/31/15	$44,152.29
04/1/15 – 12/31/15	$45,476.85

(b)            Landlord and Tenant acknowledge that Tenant has paid the Base Rent for the Premises for the months of April, May and June 2009 based on a higher amount than set forth in this Amendment. The difference between the amount of Base Rent paid by Tenant for these three (3) months and the amount of Base Rent due under the Lease, as amended hereby, for such months is $32,638.44 (the “Excess Base Rent”). Notwithstanding anything to contrary contained herein, Landlord shall credit the Excess Base Rent against Base Rent due for the month of August 2009.  Furthermore, if Tenant pays any additional installments of Base Rent at the rate set forth in the Lease which are in excess of the schedule set forth in Section 2(a) above, then Landlord shall credit any such overpayment against Rent next due under the Lease, as amended hereby.

(c)            Nothing herein shall be construed to limit or alter Tenant’s obligation to pay Tenant’s Share of Operating Expenses and real property taxes throughout the Extension Term in accordance with the terms of the Lease.

(c)            Condition of Premises.  Tenant shall accept the Premises in its “AS IS” state and condition effective as of the commencement of the Extension Term, subject to any obligations by Landlord to repair and/or maintain the Premises as set forth in the Lease.  Tenant acknowledges that Landlord shall have no obligation to make or pay for any improvements to the Premises or otherwise prepare the Premises for Tenant’s occupancy during the Extension Term.

3.              Subordination.  Landlord hereby reaffirms its obligation set forth in Section 30.3 of the Lease to obtain a commercially reasonable non-disturbance agreement from the beneficiary of any future Security Device which is secured by the Building.

4.              Modifications to Lease.

4.1           Notice Provision.  Landlord’s new address for receipt of notices under the Lease is as follows:

c/o Unire Real Estate Group, Inc.
1800 East Imperial Hwy, Suite 205
Brea, CA  92821

Attention:  Tapo Canyon Property Manager

with a copy to:

c/o Invesco Real Estate
500 Three Galleria Tower
13155 Noel Road
Dallas, TX 75240
Attention:  Tapo Canyon Asset Manager

4.2            Security Deposit.  The parties acknowledge that Landlord is currently holding a security deposit in the amount of $48,965.63 pursuant to the Lease. Landlord will require a security deposit in the amount of $38,086.15 to be held in accordance with the terms of the Lease for the remainder of the Term (including the Extension Term).  Promptly following the full execution of this Amendment by Landlord and Tenant, Landlord shall credit the amount of $10,879.40 against Base Rent due for the month of August 2009.

4.3            Surrender Obligations.  Section 7.5.1 of the Lease is hereby revised by the addition of the following language: “Tenant shall not be required to remove:  (i) any of its improvements or alterations that were approved by Landlord and completed during the initial construction of the Premises prior to the original commencement date of the Lease (the “Initial Improvements”), and (ii) any improvements existing in the Premises as of April 1, 2009.”  Tenant represents and warrants to Landlord that Tenant has not made any material alterations in, or improvements to, the Premises since the construction of the Initial Improvements.

4.4            Additional Provisions.  As of the date of this Amendment, the following provisions are hereby added to the Lease:

“59.          USA Patriot Act and Anti-Terrorism Laws.

(a)            Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

(b)            Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the term hereof a “Prohibited Person,” which is defined as follows:  (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v) above.

(c)            At any time and from time to time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 59.

60.            Mold.  It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location.  Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices.  Tenant acknowledges the necessity of commercially reasonable housekeeping, ventilation and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls) for mold prevention.  Without limiting the generality of the foregoing, Tenant shall adopt and implement the following guidelines: (A) report any maintenance problems involving water, moist conditions or mold to the property manager for the Industrial Center (the “Property Manager”) promptly and conduct its required activities in a commercially reasonable manner that prevents unusual moisture conditions or mold growth; (B) do not block or inhibit the flow of return or make-up air into the HVAC system; (C) maintain the Premises at a consistent temperature and humidity level in accordance with the Property Manager’s instructions; (D) regularly conduct janitorial activities, especially in bathrooms, kitchens and janitorial spaces, to remove mildew and prevent or correct moist conditions using commercially reasonable measures; and (E) maintain water in all drain taps at all times.  In signing that certain First Amendment to Lease, Tenant acknowledges that it is currently in occupancy of the Premises and certifies that, to the best of Tenant’s knowledge, Tenant has not observed mold, mildew or moisture within the Premises.  Tenant agrees to immediately notify Landlord if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action.  Except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents and/or contractors, Tenant relieves Landlord from any liability for any bodily injury or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew on the Premises.  In addition, execution of the First Amendment to Lease constitutes acknowledgement by Tenant that commercially reasonable control of moisture and mold prevention are integral to its Lease obligations.

61.            Landlord’s Interest in the Building.  The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building or the Project shall be limited to Tenant’s actual direct, but not consequential (or other speculative), damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.  Additionally, to the extent allowed by law, Tenant hereby waives any statutory lien it may have against Landlord or its assets, including without limitation, the Building.”

4.5            Substituted Provision.  Section 52 of the Lease is hereby deleted in its entirety and the following language is hereby substituted therefor:

“52.          Waiver of Jury Trial.  IN GRAFTON PARTNERS L.P. V. SUPERIOR COURT, 36 CAL.4TH 944 (2005), THE CALIFORNIA SUPREME COURT RULED THAT CONTRACTUAL, PRE-DISPUTE JURY TRIAL WAIVERS ARE UNENFORCEABLE.  THE PARTIES, HOWEVER, ANTICIPATE THAT THE CALIFORNIA LEGISLATURE MAY ENACT LEGISLATION TO PERMIT SUCH WAIVERS IN CERTAIN CASES.  IN ANTICIPATION OF SUCH LEGISLATION, LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, AS OF THE EFFECTIVE DATE OF SUCH LEGISLATION AND TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS, THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THE PREMISES (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS LEASE OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS LEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LANDLORD TO ENTER INTO AND ACCEPT THIS LEASE.  LANDLORD AND TENANT AGREE TO TAKE ALL FURTHER ACTION REQUIRED TO EFFECTUATE THEIR WAIVER UNDER SUCH LEGISLATION, INCLUDING EXECUTING ADDITIONAL DOCUMENTS SATISFYING ALL REQUIREMENTS THEREOF.  Landlord and Tenant agree and intend that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2).  Each party hereby authorizes and empowers the other to file this Section 52 and this Lease with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.”

5.              Real Estate Brokers.  Tenant and Landlord warrant that they have had no dealings with any broker or agent in connection with this Amendment, other than Landlord’s brokers, CB Richard Ellis and Unire Real Estate Group (collectively, “Landlord’s Broker”) and CresaPartners (Tenant’s Broker).  Landlord shall pay a brokerage commission to Landlord’s Broker pursuant to a separate written agreement.  Landlord covenants to pay, hold harmless and indemnify Tenant from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by any other broker or agent utilized by Landlord with respect to this Amendment or the negotiation hereof.  Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by any other broker or agent utilized by Tenant with respect to this Amendment or the negotiation hereof.

6.              Authority.  Tenant and each person executing this Amendment on behalf of Tenant hereby covenants and warrants that (a) Tenant is in good standing under the laws of the State of California, (b) Tenant has full power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (c) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

7.              No Offer.  Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

8.             Release.  Tenant hereby releases Landlord of and from all liabilities, claims, controversies, causes of action and other matters of every nature which, through the date hereof, have or might have arisen out of or in any way in connection with the Lease and/or the Premises demised thereunder.  Tenant acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Tenant hereby waives and relinquishes every right or benefit it may have under Civil Code Section 1542 and all other provisions of law with respect to any such claim it may have against Landlord to the full extent that it may lawfully do so.  In connection with such waiver and relinquishment, Tenant acknowledges that it is aware that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Amendment, but that it is Tenant’s intention hereby to fully, finally and forever settle and release all such claims, known or unknown, suspected or unsuspected, which may now exist or which have previously existed between Tenant and Landlord.  Accordingly, Tenant agrees that this Amendment shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts.

9.             Confidentiality.  Tenant acknowledges that the terms and conditions of this Amendment are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone (except for Tenant’s Broker, consultants, accountants and legal counsel), by any manner or means, directly or indirectly, without Landlord’s prior written consent.  The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

10.            Lease in Full Force and Effect.  This Amendment contains the entire understanding between the parties with respect to the matters contained herein.  Tenant hereby affirms that on the date hereof no breach or default by either party has occurred and that the Lease, and all of its terms, conditions, covenants, agreements and provisions, except as hereby modified, are in full force and effect with no defenses or offsets thereto.  No representations, warranties, covenants or agreements have been made concerning or affecting the subject matter of this Amendment, except as are contained herein and in the Lease.  This Amendment may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change or modification or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Amendment to Lease as of the date first written above.

LANDLORD:	TAPO CANYON WAREHOUSE, INC.,
a Delaware corporation

/s/ KEVIN JOHNSON
Kevin Johnson
Vice President

TENANT:	QUALSTAR CORPORATION
a California corporation

/s/ NIDHI H. ANDALON
Nidhi H. Andalon
Chief Financial Officer

/s/ RICHARD A. NELSON
Richard A. Nelson
Vice President Engineering

[If Tenant is a corporation, Tenant should have one officer from each of the following categories sign for Tenant: (a) a president, vice president or chairman of the board and (b) a secretary, assistant secretary, chief financial officer or assistant treasurer (unless the Amendment is returned accompanied by a corporate resolution identifying a single authorized signatory).]

EXHIBIT D

RENEWAL OPTION

A.            If Tenant has not committed an Event of Default more than twice during the Term (as such Term may have previously been extended), and Tenant is occupying the entire Premises at the time of such election, Tenant may renew the Lease for two (2) additional periods of three (3) years (each, a “Renewal Term”), by delivering written notice of the exercise thereof (the “Renewal Notice”) to Landlord not earlier than nine (9) months nor later than six (6) months before the expiration of the Extension Term, or the first Renewal Term, as the case may be.  The Base Rent payable for each month during each Renewal Term shall be the prevailing rental rate (the “Prevailing Rental Rate”), at the commencement of the subject Renewal Term, for renewals of space in the Project of equivalent quality, size, utility and location, with the length of the Renewal Term, the credit standing of Tenant and the condition of the improvements to the Premises to be taken into account.  Within thirty (30) days after receipt of Tenant’s Renewal Notice for the subject Renewal Term, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate for the subject Renewal Term and shall advise Tenant of the required adjustment to Rent, if any, and the other terms and conditions offered.  Tenant shall, within ten (10) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate, and if Tenant rejects Landlord’s determination, Tenant shall indicate whether Tenant desires to determine the Prevailing Rental Rate in accordance with Paragraph B below.  If Tenant timely delivers the Renewal Notice to Landlord, and Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then, on or before the commencement date of the subject Renewal Term, Landlord and Tenant shall execute an amendment to the Lease extending the Term on the same terms provided in the Lease, except as follows:

(i)             Base Rent shall be adjusted to the Prevailing Rental Rate.

(ii)            Tenant shall have no further renewal option other than as set forth in this Exhibit.

(iii)           Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

B.             If Tenant timely delivers the Renewal Notice and Tenant indicated in such Notice that Tenant rejects Landlord’s determination of the Prevailing Rental Rate and that Tenant wished to determine the Prevailing Rental Rate in accordance with this Paragraph B then, if by that date which is four (4) months prior to the commencement of the subject Renewal Term (the “Trigger Date”), Landlord and Tenant have not agreed in writing as to the Prevailing Rental Rate, the parties shall determine the Prevailing Rental Rate in accordance with the procedure set forth in this Paragraph B.  If Landlord and Tenant are unable to reach agreement on the Prevailing Rental Rate by the Trigger Date, then within seven (7) days of the Trigger Date, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Prevailing Rental Rate.  If either Landlord or Tenant fails to propose a Prevailing Rental Rate, then the Prevailing Rental Rate proposed by the other party shall prevail.  If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the fair market rent shall be the average of the two.  Otherwise, the dispute shall be resolved by arbitration in accordance with the remainder of this Paragraph B.  Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator either (i) a licensed real estate broker with at least ten (10) years of experience leasing premises in industrial complexes in the Simi Valley area or (ii) an independent MAI appraiser with at least five (5) years of experience in appraising industrial complexes in the Simi Valley area (a “Qualified Arbitrator”).  If the parties cannot agree on a Qualified Arbitrator, then within a second period of seven (7) days, each shall select a Qualified Arbitrator and within ten (10) days thereafter the two appointed Qualified Arbitrators shall select a third Qualified Arbitrator and the third Qualified Arbitrator shall be the sole arbitrator.  If one party shall fail to select a Qualified Arbitrator within the second seven (7)-day period, then the Qualified Arbitrator chosen by the other party shall be the sole arbitrator. Within thirty (30) days after submission of the matter to the arbitrator, the arbitrator shall determine the Prevailing Rental Rate by choosing whichever of the estimates submitted by Landlord and Tenant or a combination of the two estimates the arbitrator judges to be more accurate.  The arbitrator shall notify Landlord and Tenant of his or her decision, which shall be final and binding.  If the arbitrator believes that expert advice would materially assist him or her, the arbitrator may retain one or more qualified persons to provide expert advice.  The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be shared equally by Landlord and Tenant.  Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

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C.             If Tenant fails to timely notify Landlord in writing within the time frames set forth herein that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate, time being of the essence with respect thereto, Tenant’s rights under this Exhibit shall terminate and Tenant shall have no right to renew the Lease.

D.             Tenant’s rights under this Exhibit shall terminate if (1) the Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in the Lease or sublets any portion of the Premises to any party, (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof, or (4) Landlord determines, in its sole but reasonable discretion, that Tenant’s financial condition or creditworthiness has materially deteriorated since the date of the Lease.

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